Exhibit 3.44

FIRST AMENDMENT TO

AMENDED AND RESTATED BYLAWS OF

RUDOLPH AND SLETTEN, INC.

The undersigned, Karen Rudolph, does hereby certify as follows:

1.             She is the duly elected, acting and qualified Secretary of the Corporation.

2.             The Bylaws of the Corporation are hereby amended by striking out Section 2 of Article III thereof and by substituting in lieu thereof the following new Section:

“2. Number of Directors. The authorized number of directors of the Corporation shall be not less than four (4) nor more than seven (7), and the exact number shall be set within said range from time to time by the Board of Directors or the Shareholders.

3.             The Bylaws of the Corporation are further amended by replacing the word “October” in the first sentence of Section 2 of Article II with the word “February.”

4.             The First Amendment herein certified has been duly authorized and adopted by the holders of all of the outstanding Class A Common Stock of the Corporation in accordance with the provisions of Sections 152, 211 and 603(d) of the California Corporations Code.

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

/s/Karen Rudolph
Karen Rudolph, Secretary